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                                                                    EXHIBIT 10-E

                         INVOLUNTARY SEVERANCE PAY PLAN

                                 Plan Number 515

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
         Article I      Purpose of Plan

         Article II     Eligibility

               2.1      Employees covered by Plan

               2.2      Employees not covered by Plan

         Article III    Definitions

               3.1      "Acquiring Company"

               3.2      "Base Earnings"

               3.3      "Change in Control"

               3.4      "COBRA"

               3.5      "Code"

               3.6      "Involuntary Termination of Employment"

               3.7      "Year of Service"

         Article IV     Payment Conditions

         Article V      Severance Payment

               5.1      Severance pay

               5.2      Amount of severance pay

               5.3      Minimum and maximum payments

               5.4      Golden parachute restriction

               5.5      Unfunded Plan

         Article VI     Continuation of Medical Benefits

         Article VII    Payment Terms

         Article VIII   Amendment and Termination

               8.1      Amendment

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
               8.2      Termination

         Article IX     Administration

               9.1      Plan Administrator

               9.2      Service of process

         Article X      Employer Contributions

         Article XI     Claims Procedure

              11.1      Submission of claim

              11.2      Computation and review of claim

         Article XII    ERISA Rights Statement

              12.1      ERISA rights

              12.2      Fiduciary obligations

              12.3      Right to review a denial of claim

              12.4      Enforcement of ERISA rights

              12.5      Enforcement of claims

              12.6      Plan and ERISA rights questions

         Article XIII   Interpretation of Plan

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                                    ARTICLE I

                               PURPOSE OF THE PLAN

     This Involuntary Severance Pay Plan ("Plan") has been established by Central Illinois Light Company (the "Company") (EIN #37-0211050), 300 Liberty, Peoria, IL 61602, effective July 16, 2001, to provide for the payment of severance pay to employees whose employment with the Company involuntarily terminates due to a Change in Control of the Company or a restructuring of the Company prior to a Change in Control.

                                   ARTICLE II

                                   ELIGIBILITY

2.1. Employees covered by Plan. All regular full-time and part-time employees of the Company working within the State of Illinois in the Energy Delivery Business Unit and the Sales and Marketing Business Unit are participants in the Plan, except for employees described in Section 2.2.

2.2. Employees not covered by Plan. The following classes of employees are not covered by this Plan.

     (a) Certain Executive and Management Employees. Executive and Management employees who have in force on their date of termination, individual severance agreements or individual contracts with severance pay provisions; and,

     (b) Union Employees. Employees covered by a collective bargaining agreement.

                                   ARTICLE III

                                   DEFINITIONS

3.1. "Acquiring Company" means:

     (a) the surviving corporation if the Company or CILCORP Inc. merges or consolidates with or into another corporation in a transaction in which neither The AES Corporation nor any of its wholly-owned subsidiaries is the surviving corporation; or

     (b) the corporation, person, other entity or group (other than The AES Corporation or any of its wholly-owned subsidiaries) who acquires all or substantially all of the Company's assets or all or substantially all of the gas assets or electric assets of the Company's Energy Delivery Business Unit or the Sales and Marketing Business Unit whether from the Company or a wholly-owned subsidiary of the Company; or

     (c) the surviving corporation if any wholly-owned subsidiary of the Company to which the Company's Energy Delivery Business Unit or the Sales and Marketing Business Unit has been transferred, merges or consolidates with or into another corporation in a transaction in which such wholly-owned subsidiary is not the surviving corporation.

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3.2.   "Base Earnings" means collectively Full-Time Management Base Earnings,
Full-Time Office and Technical Base Earnings and Part-Time Base Earnings.

   (a) "Full-Time Management Base Earnings" means, for an employee whose Employee Status is full-time management, the annual gross rate of pay as determined by the most recent "bi-weekly" salary multiplied by 26. It does not include bonuses, stock options, commissions or overtime pay.

   (b) "Full-Time Office and Technical Base Earnings" means, for an employee whose Employee Status is full-time office and technical, the annual gross rate of pay as determined by the current straight time hourly wage rate multiplied by 2080. It does not include bonuses, stock options, commissions or overtime pay.

   (c) "Part-Time Base Earnings" means, for an employee whose Employee Status is part-time, the annual gross rate of pay as determined by the current straight time hourly wage rate multiplied by the number of hours worked in the preceding 12 months. It does not include bonuses, stock options, commissions or overtime pay.

   (d) "Employee Status" means the status of the employee immediately preceding termination as one of full-time management, full-time office and technical or part-time.

   (e) A "week's earnings" shall mean Base Earnings divided by 52.

   (f) A "month's earnings" shall mean Base Earnings divided by 12.

3.3. "Change in Control" for purposes of this Agreement, a "Change-in Control" of the Company shall be deemed to have occurred:

   (a) if the Company or CILCORP Inc. merges or consolidates with or into another corporation in a transaction in which neither The AES Corporation nor any of its wholly-owned subsidiaries is the surviving corporation; or

   (b) if the Company sells or otherwise disposes of all or substantially all of the Company's assets to any corporation, person, other entity or group (other than The AES Corporation or any of its wholly-owned subsidiaries); or

   (c) if any corporation, person, other entity or group (other than The AES Corporation, or any of its wholly-owned subsidiaries) becomes, directly or indirectly, the owner of 50% or more of the voting stock of the Company or CILCORP Inc.; or

   (d) if the Company sells or otherwise disposes of all or substantially all of the gas assets or electric assets of the Company's Energy Delivery Business Unit or the Sales and Marketing Business Unit to any corporation, person, other entity or group (other than The AES Corporation or any of its wholly-owned subsidiaries); or

   (e) if any wholly-owned subsidiary of the Company to which the assets of the Company's Energy Delivery Business Unit or the Sales and Marketing Business Unit has been transferred, merges or consolidates with or into another corporation in a transaction in which neither The

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AES Corporation nor any of its wholly-owned subsidiaries is the surviving corporation; or

   (f) if any wholly-owned subsidiary of the Company to which the Company's Energy Delivery Business Unit or the Sales and Marketing Business Unit has been transferred, sells or otherwise disposes of all or substantially all of the gas assets or electric assets of the Energy Delivery Business Unit or Sales and Marketing Business Unit to any corporation, person, other entity or group (other than The AES Corporation or any of its wholly-owned subsidiaries); or

   (g) if any corporation, person, other entity or group (other than The AES Corporation or any of its wholly-owned subsidiaries) becomes, directly or indirectly, the owner of 50% of the voting stock of any wholly-owned subsidiary of the Company to which the assets of the Company's Energy Delivery Business Unit or Sales and Marketing Business Unit has been transferred.

3.4.   "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of
1985.

3.5.   "Code" means the Internal Revenue Code of 1986, as amended.

3.6. "Involuntary Termination of Employment" means any termination of employment unless the termination of employment is due to:

   (a)  death;

   (b)  retirement without the occurrence of Payment Conditions (b) and (c) in
Article IV within sixty (60) days prior to the employee's retirement date;

   (c)  disability;

   (d) cause, including but not limited to the employee's (i) failure to perform his/her duties with the Company or Acquiring Company; or (ii) engaging in illegal conduct or other misconduct injurious to the Company or Acquiring Company;

   (e)  any other reason not specified as a "Payment Condition" in Article IV.

3.7. "Year of Service" means each year during which the employee worked 800 hours or more for the Company for full-time employees. Years of service includes prorata credit for any partial year based on completed full months up through the most recently completed month. Employees whose Employee Status is Part-Time will be credited with a Year of Service for each calendar year in which they worked 800 hours or more. Partial calendar years at the beginning or end of their employment will be given prorata credit for each month in which they worked 64 hours or more.

                                   ARTICLE IV

                               PAYMENT CONDITIONS

Eligible employees who, at any time after the effective date of the Plan and within 2 years (24 months) immediately following the effective

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date of a Change in Control, sustain one of the following changes in the terms and conditions of their employment shall receive the Severance Payment described in Article V. The changes in the terms and conditions of employment causing a Severance Payment are:

   (a) involuntary termination of employment through consolidation of operations or elimination of positions;

   (b)  reduction in Base Earnings (except by mutual agreement of the parties);

   (c) relocation of regular assigned workplace by more than 50 miles from the employee's then current workplace (except by mutual agreement of the parties).

                                    ARTICLE V

                                SEVERANCE PAYMENT

5.1. Severance pay. Eligible employees sustaining a change in the terms and conditions of employment under the circumstances described in Article IV will receive a cash payment of severance pay.

5.2. Amount of severance pay. Each eligible employee shall receive 9 months of base earnings as base severance pay. In addition to this severance pay, Schedule A, below, specifies the number of additional weeks of earnings to be received by an employee as severance pay based on the Employee's Years of Service at the time of termination. The amount of severance pay shall be computed as the combined total of the 9 months earnings plus the number of weeks of base earnings allowed in Schedule A applicable to the employee.

                   Schedule A--Years of Continuous Employment:

Years of Service                            Weeks Base Earnings
----------------                            -------------------
0-10 years                                  3 weeks per year
10+ years                                   30 weeks plus 2 weeks
                                            per year thereafter

5.3. Minimum and maximum payments. Notwithstanding subsection 5.2, the minimum payment will equal 9 months earnings, and the maximum payment will equal 18 months earnings, both calculated at the employee's Base Earnings immediately prior to termination.

5.4. Golden parachute restriction. (a) Reduction for "parachute payment." Notwithstanding anything above in this Article V, if the employee is a "disqualified individual" (as defined in Section 280G(c) of the Code), and the Severance Payment provided for in this Section, together with any other payments which the employee has the right to receive from the Company, would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), the Severance Payment shall be reduced. The reduction shall be in an amount so that the present value of the total amount received by the employee from the Company will be one dollar ($1.00) less than three (3) times the employee's

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base amount (as defined in Section 280G of the Code) and so that no portion of the amounts received by the employee shall be subject to the excise tax imposed by Section 4999 of the Code (excise tax).

   (b) Determination of reduction. The determination as to whether any reduction in the Severance Payment is necessary shall be made by the Company in good faith, and the determination shall be conclusive and binding on the employee.

   (c) Repayment of excess amount. If through error or otherwise the employee should receive payments under this Plan, together with other payments the employee has the right to receive from the Company, excluding deferred compensation payments, in excess of one dollar ($1.00) less than three times his/her base amount, the employee shall immediately repay the excess to his/her employer upon notification that an overpayment has been made.

5.5. Unfunded Plan. The obligations of the Company under this Plan will be funded in accordance with Article X. Nothing contained in this Plan shall give a Participant any right, title or interest in any property of the Company.

                                   ARTICLE VI

                        CONTINUATION OF MEDICAL BENEFITS

     In addition to the Severance Payment described in Article V, eligible employees sustaining a change in terms and conditions of employment under the circumstances described in Article IV, are also eligible to have their and their dependents' Company COBRA medical continuation coverage provided for by the Company for the total number of months (including partial months) for which the employee received Severance Payments in accordance with Article V. The employee or dependent must still elect COBRA coverage and comply with all other rules or procedures of the applicable medical plan in order to be eligible for COBRA coverage to be provided from this Plan. Eligibility for COBRA coverage is determined by reference to the individual plans subject to COBRA.

                                   ARTICLE VII

                                  PAYMENT TERMS

     Severance Payments shall be made in a single lump sum within 30 days after the date of the employee's termination. As a precondition to the payment of any Severance Payment or other benefit under the Plan, the eligible employee must sign a release of all claims against the Company and any related organizations in a form acceptable to the Company.

     No Severance Payments will be made, nor will COBRA continuation coverage be provided by the Company, if the employee accepts a position with an affiliate of the Company.

                                  ARTICLE VIII

                            AMENDMENT AND TERMINATION

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8.1.    Amendment. This Plan may not be amended in any manner which has a significant adverse effect on the rights of employees covered by the Plan except to the extent such amendment is required by applicable law. The Company may amend the Plan, consistent with the preceding sentence, at any time by written instrument signed by an officer of the Company.

8.2. Termination. This Plan shall automatically terminate on the earlier of (i) 2 years from the date of the Change in Control occurring on or after the effective date of the Plan, or (ii) April 1, 2006.

                                   ARTICLE IX

                                 ADMINISTRATION

9.1. Plan Administrator. The Plan is administered by the Company ("Plan Administrator").

The fiscal year of the Plan ends December 31.

9.2. Service of process. The Plan Administrator is designated as agent of the Plan for service of legal process. Service of legal process may be made upon the Plan Administrator at the above address.

                                    ARTICLE X

                             EMPLOYER CONTRIBUTIONS

        Severance Payments made under this Plan shall be made from the general funds of the Company at the time and in the amounts that are determined under Articles V and VII of the Plan.

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                                   ARTICLE XI

                                CLAIMS PROCEDURE

11.1. Submission of claims. Initial claim by any employee for Severance Payment under this Plan shall be submitted in writing to the Plan Administrator within 60 days after the occurrence of a change in the terms and conditions of employment described in Article IV.

11.2. Computation and review of claims. All benefits shall be computed by the staff of the Plan Administrator. All claims shall be approved or denied by the staff of the Plan Administrator within 30 days after application by the claimant.

   (a)  Initial denial of claim. Any denial of a claim shall include:

    (1)  The reason or reasons for the denial;

    (2)  Reference to pertinent Plan provisions on which the denial is based;

    (3) A description of any additional material or information necessary for the claimant to perfect the claim together with an explanation of why the material or information is necessary; and

    (4)  An explanation of the Plan's claim review procedure, described below.

   (b) Review of a denied claim. A claimant shall have a reasonable opportunity to appeal a denied claim to the Plan Administrator for a full and fair review. The claimant or a duly authorized representative:

    (1) Shall have 60 days, after receipt of written notification of the denial of claim in which to request a review.

    (2)  May request a review upon written application to the Plan
Administrator.

    (3)  Shall submit issues and comments in writing.

    (4)  May review pertinent documents of the Plan.

    (5) May at the claimant's request meet with the Plan Administrator for the purpose of reviewing the claim. Any expense incurred by the claimant in connection with the review will be borne by the claimant.

   (c) Notice of review. The Plan Administrator shall notify claimant of the time and place for the claim review.

   (d) Claim review procedure. The claim review procedure described in this document shall be deemed to provide for the review and final decision for a claim for benefits provided under the Plan.

   (e) Written decision. The Plan Administrator shall issue a decision on the reviewed claim promptly but no later than 60 days after receipt of the review. The Plan Administrator's decision shall be in writing and shall include:

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    (1)  Reasons for the decision, and,

    (2)  References to the Plan provisions on which the decision is based.

                                   ARTICLE XII

                             ERISA RIGHTS STATEMENT

12.1. ERISA rights. As a participant in this Plan, the employee is entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA), which provides that all Plan participants shall be entitled to:

   (a) Examination of Plan documents. Examine, without charge, at the Plan Administrator's office and at other specified locations, including worksites, all Plan documents and copies of all documents filed by the Plan with the U.S. Department of Labor, including detailed annual reports and Plan descriptions.

   (b) Copies of Plan documents. Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The administrator may make a reasonable charge for the copies.

   (c) Summary annual report. Receive a summary of the Plan's annual financial report, if applicable. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

12.2. Fiduciary obligations. In addition to creating rights for Plan participants, ERISA imposes obligations upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.

12.3. Right to review a denial of a claim. If your claim for a welfare benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have your claim reviewed and reconsidered. No one, including your Employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

12.4. Enforcement of ERISA rights. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan Administrator and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

12.5. Enforcement of claims. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your

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rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees (for example, if it finds that your claim is frivolous).

12.6. Plan and ERISA rights questions. If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.

                                  ARTICLE XIII

                             INTERPRETATION OF PLAN

     Final authority for interpretation of the terms and provisions of the Plan is vested in the Plan Administrator. Any interpretation so required by the Plan Administrator shall be made in good faith, subject to reasonable care and prudence, and all such interpretations are final. The Plan Administrator shall have discretionary authority to determine eligibility for benefits and to construe the terms of the Plan.

                                         CENTRAL ILLINOIS LIGHT COMPANY

                                         By:

                                         Its:

                                         Date:

                                        9
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                         INVOLUNTARY SEVERANCE PAY PLAN
                                 FIRST AMENDMENT

     This First Amendment to the Involuntary Severance Pay Plan established by Central Illinois Light Company ("Plan") is made in duplicate at Peoria, Illinois, on the date noted below, by Central Illinois Light Company ("Company").

     WHEREAS, the Plan grants the Company the right to amend the provisions of the Plan, and

     WHEREAS, the Company desires to make such amendments;

     NOW, THEREFORE, the Plan is hereby amended as follows, with such amendment to be effective October 16, 2001:

     1. Article II, Section 2.2 is hereby deleted in its entirety and the following is substituted in lieu thereof:

               2.2. Employees not covered by Plan. Employees covered by a collective bargaining agreement are not covered by this Plan.

     Except as hereinabove set forth, the Plan shall remain unmodified and be in full force and effect.

                                         CENTRAL ILLINOIS LIGHT COMPANY

                                         By:

                                         Its:

                                         Date:

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